UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 1, 2009

GENERAL MOTORS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On June 1, 2009 General Motors Corporation (“GM”) reached agreement with Delphi Corporation (“Delphi”), a key supplier to GM that is in Chapter 11 bankruptcy proceedings, to purchase certain facilities in the United States and Delphi’s global steering business. GM also agreed to provide a capital investment and back-up financing to a new company (“Acquisition Company”) formed by Platinum Equity (“Platinum”), which will acquire substantially all of Delphi’s remaining assets. Additionally, GM agreed to provide financing to fund Delphi’s business operations until the closing of these proposed transactions, which are described below.

The anticipated funding that GM proposes to provide to Delphi and to Acquisition Company was reflected in the revised viability plan that GM furnished to the U.S. Department of the Treasury (the “U.S. Treasury”) pursuant to the Loan and Security Agreement dated as of December 31, 2008, as amended, between GM and the U.S. Treasury and in the budget agreed to between GM and the U.S. Treasury in connection with the Secured Superpriority Debtor-in-Possession Credit Agreement among GM, the Guarantors, and the Lenders that are parties thereto dated as of June 3, 2009.

Delphi has informed GM that it will seek the approval of its stakeholders to modifications to its Plan of Reorganization (the “Modified Plan”) for these proposed transactions with GM and with Acquisition Company, or alternatively to effect the transactions as sales under section 363 of the Bankruptcy Code (the “Section 363 Sales”) if the stakeholders’ support is not sufficient to achieve prompt confirmation of the Modified Plan by the Bankruptcy Court. The parties expect to close these transactions by the end of July 2009.

On June 1, 2009, the parties entered into the Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, General Motors Corporation (solely with respect to certain provisions), Parnassus Holdings II, LLC, and the Other Sellers and Other Buyers Party thereto (the “MDA”). Under the MDA, GM agreed to acquire Delphi’s global steering business and its facilities in Kokomo, Indiana, Rochester, New York, Lockport, New York, and Grand Rapids, Michigan; Acquisition Company agreed to acquire substantially all of Delphi’s remaining assets, including its Troy, Michigan headquarters building. Certain excluded assets and liabilities will be retained by a Delphi entity to be sold or liquidated. The Delphi employees at each acquired facility will transfer to the company that acquires that facility. In connection with this acquisition, GM agreed to pay or assume approximately $600 million of Delphi obligations related to its senior debtor-in-possession (“DIP”) credit facility, including certain secured hedge transactions, approximately $300 million of Delphi obligations related to its junior DIP credit facility, and approximately $200 million of other Delphi obligations to be shared with Acquisition Company, including administrative claims. GM’s administrative claims associated with its credit agreement with Delphi, of approximately $300 million, and with transferred pension costs for hourly employees, of approximately $1.6 billion will be waived at the closing of the transactions contemplated by the MDA. The closing under the MDA is subject to Bankruptcy Court approval of either the Modified Plan or the Section 363 Sales, other required government approvals, and resolution of Delphi’s pension obligations.

In connection with the MDA, GM and Delphi amended their existing liquidity agreement to provide that GM will furnish a $250 million credit facility to Delphi, conditioned on progress in achieving the transactions contemplated by the MDA and approval of either the Modified Plan or the Section 363 Sales. This credit facility will terminate at the earliest of: confirmation of the Modified Plan, consummation of the Section 363 Sales, termination of the Modified Plan or the Section 363 Sales, or September 30, 2009. Upon the consummation of either the Modified Plan or the Section 363 Sales, GM will waive all amounts outstanding under Delphi’s $250 million credit facility.

In related agreements GM agreed to acquire, prior to the consummation of the transactions contemplated by the MDA, Class A Membership Interests in Acquisition Company for $2 billion of cash, with Platinum acquiring Class B Membership Interests for $250 million of cash, and Delphi acquiring Class C Membership Interests on behalf of certain of its junior DIP lenders for forgiveness of a portion of its debt. GM and Platinum also agreed to establish a secured delayed draw term loan facility for Acquisition Company, with GM committing to provide $500 million and Platinum committing to $250 million. Finally, GM agreed to carry all existing Delphi supply agreements and purchase orders for North America forward to the end of the related product program, and Acquisition Company agreed to provide GM with certain protection of supply commitments as requested by GM.

In the MDA and related agreements, Platinum agreed to a termination fee if transactions contemplated by such agreements are not consummated because of a breach by Platinum or Acquisition Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION
(Registrant)

June 5, 2009	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus
Controller and Chief Accounting Officer